Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Bowman Consulting Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock	457	(a)	1,207,500	(1)	$16.59	$20,032,425	(2)	$0.0000927	$1,857.01
Fees Previously Paid	Equity	Common Stock	457	(a)	2,510,163		$19.69	$49,425,109.47		$0.0000927	$4,581.71
Total Offering Amount											$1,857.01
Total Fees Previously Paid											$4,581.71
Net Fee Due											$0

(1)	Includes 157,500 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(a) under the Securities Act of 1933, as amended.